Exhibit 99

News Release

LOCKHEED MARTIN’S STEVENS TO RETIRE; BOARD ELECTS KUBASIK CEO

Marillyn Hewson Elected President and COO

BETHESDA, Md., Apr. 26, 2012 – Lockheed Martin today announced that Chairman and CEO Bob Stevens, 60, informed the board of directors of his plans to retire as CEO after 25 years of service with the company. President and COO Chris Kubasik, 51, will succeed Stevens as CEO effective January 1, 2013. Subject to election by shareholders and approval by the board, Stevens will remain chairman through January 2014.

The board also elected Marillyn A. Hewson, 58, to succeed Kubasik as president and COO, effective January 1, 2013. Hewson’s successor as executive vice president of Lockheed Martin’s Electronic Systems business area will be announced later this year.

“Continuous global economic and security challenges have created a new reality in which leadership with a long-term view can provide a sustained competitive advantage,” Stevens said. “Chris and Marillyn are superbly well prepared to guide the continuous evolution of Lockheed Martin’s strategies and operating concepts in ways that will allow us to simultaneously address the evolving needs of customers and the expectations of shareholders.”

“Bob Stevens has had an extraordinarily distinguished career, working tirelessly on behalf of Lockheed Martin’s customers, shareholders and employees by applying his full spectrum leadership to build a strategically focused company with a portfolio shaped to meet the challenges of today’s global security environment,” said Douglas H. McCorkindale, Lockheed Martin’s lead director. “Throughout his tenure, Bob and the board have focused on developing talent and assuring a high-quality succession plan as a cornerstone of good corporate governance. As a result, incredibly talented leaders like Chris and Marillyn are ready to assume greater responsibilities.”

Kubasik has served as president and COO since January 2010, and he has served with Stevens in the executive office of the chairman since October 2011. He previously was executive vice president of the Electronic Systems business area and, earlier, the corporation’s chief financial officer.

Kubasik received an executive engineering certificate from Carnegie Mellon University in 2008 and completed the Systems Acquisition Management Course for Flag Officers at the Defense Acquisition University in 2004. He received his bachelor’s degree in accounting from the University of Maryland in 1983. Kubasik serves on the USO Board of Governors and the University of Maryland College Park Foundation’s Board of Trustees.

Hewson was named executive vice president of the Electronic Systems business area in January 2010. In serving the company for 29 years, she has held leadership positions on the corporate staff and in three of the corporation’s four businesses.

Hewson earned her bachelor’s degree in business administration and a master’s degree in economics from The University of Alabama. She also attended the Columbia Business School and Harvard Business School executive development programs. She chairs the Sandia Corporation board of directors and she serves on the board of DuPont.

Hewson is a member of the Association of the United States Army Council of Trustees and the University of Alabama’s Culverhouse College of Commerce and Business Administration Board of Visitors.

After serving as chief financial officer, Stevens was named president in 2000, and became CEO in 2004. He serves on the international advisory boards of the Atlantic Council and the British-American Business Council and he is on the executive committee of the Aerospace Industries Association board of governors. He is a member of the Council on Foreign Relations, lead director of the Monsanto Company, and a member of the board of directors of the Congressional Medal of Honor Foundation. A U.S. Marine Corps veteran, Stevens has been honored by numerous military, professional, business and industry groups.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 123,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2011 were $46.5 billion.

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Media Contact: Jennifer Whitlow, (240) 274-9290, jennifer.m.whitlow@lmco.com

www.lockheedmartin.com